Exhibit 10.8

THIS WAREHOUSE AGREEMENT (the “Agreement”), dated and effective as of June 30, 2005 is made by and between Merrill Lynch International, a company organized under the laws of England and Wales (“MLI”) and Taberna Funding, LLC, a Delaware limited liability company (“Taberna”).

RECITALS

WHEREAS, the parties thereto intend to warehouse a portfolio of trust preferred securities issued by REITs or REOCs (the “Capital Securities”), REIT preferred securities and subordinated debt issued by REITs or REOCs (the “Subordinated Debt” and together with the Capital Securities, and certain other investments and assets are herein referred to as the (“Collateral Debt Securities”);

WHEREAS, MLI agrees to purchase Collateral Debt Securities and warehouse them prior to the Closing Date (collectively, all Collateral Debt Securities so acquired prior to the Closing Date are referred to as the (“Warehouse Portfolio”).

NOW, THEREFORE, in consideration of the mutual agreements set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions.

“Accumulation Period” means the period commencing on the date of satisfaction of each of the conditions set forth in Section 3(B) below and ending on the Termination Date.

“Affiliate” means, in relation to any specified Person, (a) any other Person who, directly or indirectly, is in control of, or controlled by, or is under common control with, such Person or (b) any other Person who is a director, officer, employee, member or general partner of (i) such Person or (ii) any such other Person described in clause (a) above. For the purposes of this definition, “control” of a Person means the power, direct or indirect, (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Aggregate Net Gain” means the excess, if any, of (a) the aggregate amount of all Net Gains over (b) the aggregate amount of all Net Losses.

“Aggregate Net Loss” means the excess, if any, of (a) the aggregate amount of all Net Losses over (b) the aggregate amount of all Net Gains.

“Bid Price” has the meaning ascribed thereto in Section 2(A) below.

“Business Day” means any day of the year other than a Saturday, Sunday or other day on which commercial banking institutions in New York City and London, England are authorized or obligated by law, regulation, or executive order to be closed.

“Carry Period” means, with respect to each Collateral Debt Security, the period commencing on (and including) the settlement date on which MLI acquired such Collateral Debt Security and ending on (and excluding) the date on which such Collateral Debt Security is sold or liquidated by MLI in accordance with Section 4 or 5 below.

“Carry Yield” means, with respect to a Collateral Debt Security, the effective yield (determined by MLI in good faith) on such Collateral Debt Security on the first day of the Carry Period for such Collateral Debt Security implied by the MLI Purchase Price (expressed on a “clean” basis); provided that, with respect to any such Collateral Debt Security that bears interest at an interest rate determined by reference to a fixed spread above a London interbank offered rate, such effective yield (as determined by MLI in good faith) shall be expressed as the sum of (i) such London interbank offered rate (as in effect from time to time) plus (ii) a spread above the level of such London interbank offered rate used to calculate such interest rate for the period that includes the first day of the Carry Period for such Collateral Debt Security.

“Closing Date” means the date of the sale of the Collateral Debt Securities to the Designated Purchaser pursuant to Section 4 of this Agreement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Credit Risk Security” means any Collateral Debt Security with respect to which MLI and Taberna mutually determine in good faith has a significant risk of declining in credit quality and, with lapse of time, may become a Defaulted Security.

“Defaulted Security” means any Collateral Debt Security with respect to which (i) the maturity of all or a portion of any payment due under such obligation is accelerated; (ii) there has occurred and is continuing a default as to payment of principal and/or interest, which default entitles the holders thereof, with notice or passage of time or both, to accelerate the maturity of all or a portion of the principal amount of such obligation, but only until such default or event of default has been cured or waived; (iii) the Designated Purchaser thereof is in default as to payment of principal and/or interest on another obligation (and such default has not been cured or waived) which is senior or pari passu in right of payment to such Collateral Debt Security; (iv) the rating of such Collateral Debt Security by S&P falls to “CCC” or below (or is suspended or withdrawn); or (v) the Designated Purchaser thereof becomes bankrupt or insolvent or otherwise subject to governmental or regulatory intervention (including by reason of such Designated Purchaser becoming subject to a cease-and-desist order, but excluding any memorandum of understanding).

“Designated Purchaser” has the meaning set forth in Section 4.

“Designated Purchaser Purchase Price” means, with respect to any Collateral Debt Security on any date of determination, (a) the sum of (i) the MLI Purchase Price with respect to such Collateral Debt Security plus (ii) the aggregate amount of all Interim Hedge Payments made on or prior to such date with respect to any related Hedge Agreement plus (iii) the aggregate amount of all Hedge Termination Payments made on or prior to such date with respect to any related Hedge Agreement minus (b) the sum of (i) the aggregate of all payments of principal of and interest on such Collateral Debt Security made on or prior to such date that MLI has retained for its own account plus (ii) the aggregate amount of all Interim Hedge Receipts received on or prior to such date with respect to any related Hedge Agreement plus (iii) the aggregate amount of all Hedge Termination Receipts received on or prior to such date with respect to any related Hedge Agreement.

“Escrow Account” has the meaning ascribed to it in Section 4(B) below.

“Financing Cost” means, with respect to any Collateral Debt Security, an amount obtained by (a) calculating for each day during the Carry Period for such Collateral Debt Security the product of (i) the Designated Purchaser Purchase Price on such day (calculated without regard to any Hedge Termination Payments or Hedge Termination Receipts) multiplied by (ii) LIBOR in effect for the current LIBOR Period plus the Financing Spread on such day divided by (iii) 360 and (b) summing the products obtained pursuant to the foregoing clause (a) for each day during the Carry Period for such Collateral Debt Security.

“Financing Spread” means 0.50%.

“Hedge Agreement” has the meaning ascribed thereto in Section 2(A) below.

“Hedge Termination Payment” means the amount paid by MLI in respect of the termination of any Hedge Agreement in connection with any delivery to the Designated Purchaser, or any liquidation, of any Collateral Debt Security hereunder.

“Hedge Termination Receipt” means the amount received by MLI in respect of the termination of any Hedge Agreement in connection with any delivery to the Designated Purchaser, or any liquidation, of any Collateral Debt Security hereunder.

“Ineligible Security” means any Collateral Debt Security in the Warehouse Portfolio (other than Credit Risk Security or a Defaulted Security) which, during the related Carry Period, becomes ineligible for sale to the Designated Purchaser on the Settlement Date as a result of the failure of such Collateral Debt Security to conform to the investment criteria established by the Rating Agencies as applicable to the issuance of the Securities.

“Interim Hedge Payments” means all payments (excluding Hedge Termination Payments) paid by MLI pursuant to any Hedge Agreement.

“Interim Hedge Receipts” means all receipts (excluding Hedge Termination Receipts) paid to MLI pursuant to any Hedge Agreement.

“Last Look Period” has the meaning ascribed thereto in Section 2(A) below.

“LIBOR” means, for each LIBOR Period, the offered rate, as determined by MLI, for dollar deposits in the London interbank market of one month that appears on Telerate Page 3750 (or such other page as may replace such Telerate Page 3750 for the purpose of displaying comparable rates) as of 11:00 a.m. (New York time) on the date two LIBOR Banking Days prior to the first day of such LIBOR Period.

“LIBOR Banking Day” means a day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in New York and London.

“LIBOR Period” means (a) the period, commencing on and including the date hereof and ending on but excluding the one-month anniversary of the date hereof and (b) each period thereafter commencing on and including the day following the last day of the immediately preceding LIBOR Period and ending on but excluding the one-month anniversary of the first day of such LIBOR Period.

“Liquidation Procedures” has the meaning ascribed thereto in Section 6 below.

“Management Agreement” means a management agreement to be entered into between the Designated Purchaser and a party for the appointment of such party to act as investment manager to the Designated Purchaser with respect to the Collateral.

“Market Makers” has the meaning ascribed thereto in Section 6 below.

“MLI Purchase Price” means, with respect to any Collateral Debt Security, the purchase price paid by MLI (in accordance with Section 2 below) for such Collateral Debt Security (inclusive of amounts attributable to accrued interest thereon at the time of purchase by MLI).

“MLPFS” means Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“Net Gain” means, with respect to any Collateral Debt Security sold by MLI in accordance with Section 5 herein, the excess, if any, of (a) the net proceeds received by MLI from such sale, minus (b) the Designated Purchaser Purchase Price of such Collateral Debt Security, computed as of the Settlement Date.

“Net Loss” means, with respect to any Collateral Debt Security sold by MLI in accordance with Section 5 herein, the excess, if any, of (a) the Designated Purchaser Purchase Price of such Collateral Debt Security computed as of the Settlement Date minus (b) the net proceeds received by MLI from such sale.

“Person” means any individual, corporation, company, voluntary association, partnership, limited liability company, joint venture, trust, unincorporated organization or government (or any agency, instrumentality or political subdivision thereof).

“Placement Agreement” means a placement agency and/or other agreement between MLPFS and the Designated Purchaser and pursuant to which MLPFS will be retained as the sole note purchaser and/or placement agent, as applicable, in respect of the Securities.

“Positive Carry” means the excess (if any), of (a) the Carry Yield accrued on each Collateral Debt Security during the applicable Carry Periods over (b) an amount equal to (1) the aggregate Financing Cost with respect to each Collateral Debt Security plus (2) the amount by which the Aggregate Net Loss exceeds the Warehouse Equity Amount.

“Pricing Date” means the date on which MLPFS and the Designated Purchaser have priced the Securities.

“Rating Agencies” means Fitch Inc. (“Fitch”) and Standard & Poor’s Ratings Services (“S&P”).

“REIT” means a real estate investment trust, company or other organization within the meaning of Section 856 of the Code or any successor provision.

“REOC” means a real estate operating company, trust or other organization that does not satisfy the requirements of Sections 856 through 860 of the Code or any successor provision.

“Securities” means the securities to be issued by the Designated Purchaser in a transaction (i) exempt from the registration requirements of the Securities Act of 1933, as amended and (ii) that will not require the Designated Purchaser to register as an “investment company” under the Investment Company Act of 1940, as amended.

“Settlement Date” means, with respect to each Collateral Debt Security included in the Warehouse Portfolio the date on which such Collateral Debt Security is sold or liquidated by MLI to pursuant to Section 4 or Section 5 herein.

“Taberna Event” means (i) Taberna fails to perform any of its obligations under Section 2(A) or 6 below or (ii) the occurrence of a Material Adverse Change with respect to Taberna or an Affiliate of Taberna that has a material adverse effect on the ability of the Pricing Date to occur, as determined in good faith and on a commercially reasonable basis by MLI. “Material Adverse Change” shall mean the occurrence of any one of the following events: (x) a material adverse change in the business, financial condition and operations of Taberna or an Affiliate of Taberna has occurred and is continuing; (y) Taberna or an Affiliate of Taberna shall commit any act of adjudicated intentional misconduct that constitutes fraud, misappropriation or embezzlement, or other criminal activity that is materially injurious to MLI or the offering of the Securities or has a material adverse effect on the marketability of the Securities; and/or (z) Taberna or an Affiliate of Taberna is wound up or dissolved or there is appointed over it or a substantial part of its assets a receiver, administrator, administrative receiver, trustee or similar officer.

“Termination Date” means the earliest to occur of (i) the occurrence of a Taberna Event; (ii) the election of Taberna to terminate this Agreement as provided in Section 2(B), (iii) the Closing Date and (iv) March 30, 2006, unless extended by the mutual written agreement of each party hereto.

“Trustee” means JPMorgan Chase Bank, as trustee of the Securities.

“Warehouse Account” has the meaning ascribed thereto in Section 2(A) below.

“Warehouse Equity Amount” means $20,000,000.

“Warehouse Equity Interest” means interest, calculated in accordance with standard commercial practice compounded monthly, on the Warehouse Equity Amount at LIBOR plus the Financing Spread from the Effective Date to the Termination Date.

2. Accumulation of Collateral Debt Securities.

(A) During the Accumulation Period, Taberna will identify each Collateral Debt Security for inclusion in the Warehouse Portfolio and the bid price (the “Bid Price”) for such Collateral Debt Security and, subject to the satisfaction of the conditions set forth in

Section 3 below, MLI shall purchase any Collateral Debt Security identified by Taberna at a price no greater than the Bid Price. MLI shall hold all such Collateral Debt Securities in one or more accounts established by MLI on or prior to the date hereof (collectively, the “Warehouse Account”) pending the sale of such Collateral Debt Securities pursuant to Section 4 or Section 5 below. Prior to the acquisition of any Collateral Debt Security, each of MLI and Taberna shall be satisfied in its sole discretion that the risk of depreciation in market Value of such Collateral Debt Security by reason of an increase in interest rates during the Carry Period for such Collateral Debt Security is hedged pursuant to one or more interest rate protection arrangements entered into by MLl that are satisfactory in form and substance to each of the parties hereto (each, a “Hedge Agreement”). Taberna shall provide MLI the opportunity to offer for sale any investment available in the secondary market for inclusion as a Collateral Debt Security in the Warehouse Portfolio on pricing terms equivalent to or better than those then-prevailing in the market if offered by MLI within the period (the “Last Look Period”) commencing on the date on which the exact identity and satisfactory S&P/Fitch ratings and scores of such Collateral Debt Security have been received by MLI and ending (x) in the case where MLI expects, in its sole determination, to be able to locate such investment in the secondary market, 2 Business Days thereafter and (y) in all other cases, one Business Day thereafter; provided that Taberna may accept or reject in its sole discretion any other offers not made in accordance with this sentence. The aggregate MLI Purchase Price for all Collateral Debt Securities held in the Warehouse Account and Escrow Account or previously held but since liquidated pursuant to Section 5 below (the “Combined Purchase Price”) shall not at any time exceed U.S.$200,000,000. With respect to each Collateral Debt Security held in the Warehouse Account or Escrow Account, MLI shall, until conveyed, transferred or sold to the Designated Purchaser or otherwise conveyed in accordance with this Agreement, be entitled, following notice to and consultation with Taberna, to exercise any and all other rights (including without limitation, voting and exchange rights) with respect to such Collateral Debt Security.

(B) Although this Agreement evidences MLI’s willingness on the date hereof to acquire Collateral Debt Securities hereunder for inclusion in the Warehouse Portfolio, Taberna acknowledges and agrees that (consistent with MLI’s treatment of this Agreement for purposes of regulatory capital rules of the U.K. Financial Services Authority applicable to MLI) MLI may, subject to the proviso (a) of Section 3(A) below, at any time give notice to Taberna, stating that MLI does not wish to acquire any additional Collateral Debt Securities hereunder (following the receipt of which by Taberna no further acquisitions shall be effected); provided that following such notice Taberna may give notice to MLI that Taberna wishes to terminate this Agreement (in which event the parties agree, and MLPFS by its signature below agrees, that this Agreement shall terminate).

(C) Subject to Section 3(C), MLI shall be entitled to retain for its own benefit all distributions of principal, interest and / or other amounts received by MLI or otherwise accrued but unpaid in respect of any Collateral Debt Security constituting part of the Warehouse Portfolio during the Carry Period for such collateral Debt Security (together with all payments under any Hedge Agreement). Any such distribution retained by MLI will reduce the Designated Purchaser Purchase Price with respect to the related Collateral

Debt Security as contemplated by the definition of “Designated Purchaser Purchase Price”.

(D) Upon the request of Taberna, MLI shall make available to it information as to the hedge position, if any, with respect to any Collateral Debt Security held in the Warehouse Account or Escrow Account.

3. Conditions to Accumulation. The obligation of MLI to acquire any Collateral Debt Security for inclusion in the Warehouse Account in accordance with Section 2 above is subject to the satisfaction of the following conditions:

(A) With respect to any Collateral Debt Security proposed for inclusion in the Warehouse Account: (i) each of MLPFS and Taberna shall have approved of the inclusion of such Collateral Debt Security in the Warehouse Account; (ii) such Collateral Debt Security shall satisfy the criteria set forth in Annex A hereto; and (iii) MLI shall have given prior consent, in its sole discretion, to the acquisition of such Collateral Debt Security; provided, however, (a) within two Business Days after its receipt of Taberna’s proposal to MLI to acquire any Collateral Debt Security, MLI shall notify Taberna of its consent thereto, or rejection thereof; (b) once MLI has given consent to the inclusion in the Warehouse Portfolio of any Collateral Debt Security issued in connection with a direct origination, such consent may not thereafter be revocable; and (c) with respect to Collateral Debt Securities available in the secondary market, MLI shall notify Taberna of its consent to, or rejection of, the inclusion of such Collateral Debt Security within the Last Look Period.

(B) Taberna shall pay or cause an Affiliate of Taberna to pay to MLI on or prior to the Effective Date an amount equal to the Warehouse Equity Amount.

(C) MLI will pay Taberna the Warehouse Equity Interest on the 3rd day of each calendar month for the period beginning on the first day of the prior calendar month and ending on the last day of such month (or in the case of the first Warehouse Equity Interest period, the period beginning on the Effective Date and ending on the last day of June, 2005).

(D) On the later of (x) the Termination Date and (y) the last date on which any Collateral Debt Security is sold pursuant to the Liquidation Procedures (and in any event no later than the date 30 days after the Termination Date), MLI will pay the Warehouse Equity Amount (to the extent remaining after deduction of any amount owing to MLI as provided in Section 5 below) to Taberna.

4. Sale of Collateral Debt Securities to Designated Purchaser. The parties hereto agree that upon the request of Taberna and provided that the Pricing Date has occurred, MLI shall sell to a purchaser designated by Taberna (the “Designated Purchaser”), and the Designated Purchaser shall purchase from MLI, each Collateral Debt Security (other than any Collateral Debt Security that becomes a Defaulted Security or Ineligible Security on or prior to the Closing Date) held in the Warehouse Account subject to the following terms:

(A) if a Collateral Debt Security becomes a Credit Risk Security or a Defaulted Security on or prior to the Closing Date or is an Ineligible Security on the Closing Date, the Designated Purchaser’s obligation to purchase such Collateral Debt Security will terminate upon notice of such event from MLI to Taberna;

(B) on the Business Day occurring on or after the Pricing Date and in no event later than ten (10) days before the Closing Date, and from time to time as necessary thereafter, MLI shall transfer and assign each Collateral Debt Security eligible to be purchased by the Designated Purchaser (together with any amounts received by MLI in connection with any calls, tenders or consents in respect of such Collateral Debt Security) from the Warehouse Account to an account (the “Escrow Account”) maintained by the Trustee, as escrow agent (in such capacity, the “Escrow Agent”) pursuant to an escrow agreement to be entered into by and between, the Designated Purchaser, the Escrow Agent and MLI (providing for the delivery of each Collateral Debt Security to the Designated Purchaser on the Closing Date against payment of the Designated Purchaser Purchase Price therefor), and upon receipt of the Designated Purchaser Purchase Price, MLI shall have no further right, title or interest in such Collateral Debt Security, except to the extent required to permit MLI to effect a liquidation pursuant to Section 5 below; and

(C) on the Closing Date, if any, MLI shall pay to Taberna (i) 100% of the Positive Carry.

5. Liquidation of Collateral Debt Securities. Upon (i) the termination of the Designated Purchaser’s obligation to purchase a Collateral Debt Security as described in Section 4(A) above or (ii) at the direction of any party hereto as provided in Section 5(C) below, the related Collateral Debt Security shall be liquidated in accordance with the Liquidation Procedures and as follows:

(A) If the Closing Date does not occur on or prior to the Termination Date for any reason other than as a result of a Taberna Event, then: (i) MLI shall have no further obligation to purchase, finance or warehouse any Collateral Debt Security under this Agreement; (ii) MLI shall liquidate all of the Collateral Debt Securities held in the Warehouse Account and the Escrow Account (other than those previously liquidated pursuant to clause (C) below) in accordance with the Liquidation Procedures; (iii) Taberna shall be liable to MLI for the Aggregate Net Loss, if any, resulting from the liquidation of the Collateral Debt Securities under this clause (A); (iv) MLI shall receive 100% of the Aggregate Net Gain, if any, resulting from the liquidation of the Collateral Debt Securities under this clause (A); and (v) Taberna shall receive from MLI an amount equal to 100% of the Positive Carry (except to the extent allocated pursuant to clause (iii) above).

(B) If the Closing Date does not occur on or prior to the Termination Date as a result of a Taberna Event, then: (i) MLI shall have no further obligation to purchase, finance or warehouse any Collateral Debt Security under this Agreement; (ii) MLI shall liquidate all the Collateral Debt Securities held in the Warehouse Account and the Escrow Account (other than those previously liquidated pursuant to clause (C) below) in accordance with the Liquidation Procedures; (iii) Taberna shall promptly reimburse MLI for the Aggregate Net Loss, if any, resulting from the liquidation of the Collateral Debt

Securities under this clause (B); and (iv) MLI shall receive 100% of the Aggregate Net Gain, if any, resulting from the liquidation of the Collateral Debt Securities under this clause (B).

(C) If any Collateral Debt Security purchased for inclusion in the Warehouse Portfolio under Section 2 above becomes a Credit Risk Security or a Defaulted Security at any time during the related Carry Period or is determined to be an Ineligible Security on the Closing Date, then, at the request of either party hereto, the Liquidator shall liquidate such Collateral Debt Security in accordance with the Liquidation Procedures in Section 6 below. If the Closing Date does not occur on or prior to the Termination Date, then any Net Loss or Net Gain resulting from the prior liquidation of any Collateral Debt Security pursuant to this clause (C) will be included in the calculation of Aggregate Net Loss and Aggregate Net Gain for purposes of clause (A) or (B) above, as applicable. However, if the Closing Date does occur, (i) Taberna shall be liable to MLI for the Aggregate Net Loss, if any, resulting from the liquidation of Collateral Debt Securities under this clause (C); (ii) MLI shall pay Taberna an amount equal to 100% of the Aggregate Net Gain, if any, resulting from the liquidation of Collateral Debt Securities under this clause (C) (and the remaining portion of such Aggregate Net Gain shall be for the account of MLI); and (iii) as contemplated under Section 4(C), MLI shall pay Taberna an amount equal to 100% of the Positive Carry (except to the extent applied pursuant to clause (ii) above).

(D) Reserved.

(E) Notwithstanding anything to the contrary, the total liability of Taberna under this Agreement, will be limited to the Warehouse Equity Amount (the “Liability Cap”) unless the Closing Date does not occur as a result of a Taberna Event under Section 5(B) above; provided that, the total liability of Taberna will be limited to the Liability Cap with respect to the occurrence of a Taberna Event solely related to a material adverse change in the business, financial conditions and operations of Taberna. Any amount payable to Taberna by MLI or to MLI by Taberna under this Section 5 shall be paid on (i) if the Closing Data occurs prior to the Termination Data, the Closing Data and (ii) otherwise, the last date on which any Collateral Debt Security is sold pursuant to the Liquidation Procedures (and in any event no later than the date 30 days after the Termination Date). With respect to any amount owed by Taberna to MLI hereunder that is not paid pursuant to this clause (E), Taberna agrees to pay MLI interest on any such unpaid amount at a per annum rate equal to LIBOR plus 2% until all amounts owed hereunder are paid in full.

6. Liquidation Procedures. With respect to the liquidation of any Collateral Debt Security pursuant to Section 5, the Liquidator shall provide a notice in writing of such of liquidation to the parties at least six Business Days prior to such liquidation and (1) Taberna (or its designee) shall have the right to purchase from MLI such Collateral Debt Security being so liquidated at the Designated Purchaser Purchase Price if Taberna provides a notice in writing that it (or its designee) shall so purchase such Collateral Debt Security to MLI at least three Business Days prior to such liquidation and (2) if Taberna does not exercise its right to purchase such Collateral Debt Securities pursuant to clause (1) above, the Liquidator shall within the Liquidation Period (as defined below) following the event giving rise to such liquidation (A) obtain bids from (i)

three leading dealers in subordinated debt or trust preferred securities which are not affiliates of MLI (such dealers, “Market Makers”) and (ii), if Taberna desires, from Taberna, to purchase such Collateral Debt Security; (B) notify each party hereto of all such bids; and (C) sell such Collateral Debt Security to the highest bid received from (x) the Market Maker providing the highest bid price; (y) in the event that two or more Market Makers solicited provide an identical bid, any such Market Maker selected by the Liquidator in its reasonable business judgment (collectively, the “Liquidation Procedures”) or (z) if Taberna provides the highest bid, to Taberna or its designee. Simultaneously with the liquidation of any Collateral Debt Security hereunder, MLI shall terminate the related Hedge Agreement, if any, entered into in respect of such Collateral Debt Security.

As used herein, (A) “Liquidator” means (a) with respect to Section 5(A) or 5(B), MLI and (b) if not in respect of Section 5(A) or 5(B), (i) if the par amount of such Collateral Debt Security together with the aggregate par amount of Collateral Debt Securities already liquidated and concurrently being liquidated does not exceed the Warehouse Equity Amount, Taberna and (ii) otherwise, MLI; and (B) “Liquidation Period” means with respect to any liquidation of a Collateral Debt Security, 10 Business Days.

7. Notices. Unless expressly provided otherwise in writing by the parties hereto, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered against receipt or upon actual receipt of registered or certified mail, postage prepaid, return receipt requested, or in the case of facsimile, when confirmation of transmission is received, addressed as set forth below:

(A)	If to MLI:

Merrill Lynch International

c/o Merrill Lynch, Pierce, Fenner & Smith Incorporated

4 World Financial Center, 7th Floor

New York, New York 10080

Attention: Christopher Ricciardi

Phone No.: (212) 449-9638

Fax No.: (212) 449-6347

With a copy to:

Merrill Lynch, Pierce, Fenner & Smith Incorporated

4 World Financial Center, 12th Floor

New York, New York 10080

Attention: Bill Lee

Phone No.: (212) 449-8123

Fax No.: (212) 449-0265

(B) If to Taberna.:	Taberna Funding, LLC
450 Park Avenue
23rd Floor
New York, New York 10022
Attention: Jack Salmon
Phone No.: 212-735-1480
Fax No.: 212-735-1499

Any party hereto may alter the address or facsimile number to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 7 for the giving of notice.

8. Term. This Agreement shall continue in full force and effect and shall be irrevocable by any party hereto until the earlier of the Closing Date and the Termination Date, provided that the obligations of the parties hereto under Sections 5 and 6 hereof shall survive any such termination.

9. Specific Performance. If any party fails to comply with any provision of this Agreement that is applicable to such party, the other party hereto may demand specific performance of this Agreement and may exercise any other remedy available at law or equity.

10. Choice of Law; Service of Process. This Agreement shall be construed in accordance with, and this Agreement and all matters arising out of or in relating in any way whatsoever to this Agreement (whether in contract, tort or otherwise) shall be governed by, the law of the State of New York. ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR ACTION ARISING OUT OF THIS AGREEMENT OR CONDUCT IN CONNECTION WITH THIS ENGAGEMENT IS HEREBY WAIVED. The parties hereto submit to the exclusive jurisdiction of the federal and New York state courts located in the county of New York, New York in connection with any dispute related to this letter agreement or any of the matters contemplated hereby.

11. Entire Agreement; Third-Party Beneficiary. This Agreement set forth the entire understanding of the parties hereto relating to the subject matter hereof, and supersedes and cancels all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. This Agreement may not be amended or modified except by the parties hereto in writing.

Except as otherwise provided herein, nothing contained in this Agreement shall be deemed to indicate that this Agreement has been entered into for the benefit of any person other than the parties hereto. The parties hereto agree that MLPFS shall be a third-party beneficiary of each agreement or obligation in this Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

12. Provisions Separable. If any term, provision, covenant or condition of this Agreement, or the application thereof to either party or any circumstance, is held to be unenforceable, invalid or illegal (in whole or in part) for any reason (in any relevant jurisdiction), the remaining terms, provisions, covenants and conditions of this Agreement, modified by the deletion of the unenforceable, invalid or illegal portion (in any relevant jurisdiction), will continue in full force and effect, and such unenforceability, invalidity, or illegality will not otherwise affect the enforceability, validity or legality of the remaining terms, provisions, covenants and conditions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the deletion of such portion of this Agreement will not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavour in good faith negotiations to replace the prohibited or unenforceable provision with a valid provision, the economic effect of which comes as close as possible to that of the prohibited or unenforceable provision.

13. Indulgences Not Waivers. Neither the failure nor any delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or any other right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver. The rights and remedies of the parties provided herein are cumulative and are in addition to, and not exclusive of, any rights, remedies, powers or privileges provided by law.

14. Titles Not to Affect Interpretation. The titles of the sections and paragraphs contained in this Agreement are for convenience only, and they neither form part of this Agreement nor are they to be used in the construction or interpretation hereof.

15. Counterparts. This Agreement may be executed in two or more counterparts, all of which together shall be considered a single instrument. Delivery of an executed counterpart of this Agreement by telecopier or facsimile transmission shall constitute due and sufficient delivery thereof.

IN WlTNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

MERRILL LYNCH INTERNATIONAL

By:	/s/ Illegible
Name:
Title:

TABERNA FUNDING, LLC

By:	/s/ Jack Salmon
Name:	Jack Salmon
Title:	Chief Financial Officer

Acknowledged and Agreed:

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Illegible
Name:
Title:

ANNEX A

A Collateral Debt Security that is either a Capital Security or Subordinated Debt will be eligible for purchase by MLI for inclusion in the Warehouse Account if, at the time it is purchased, it:

1.	is a U.S. dollar denominated debt or trust preferred security; provided that, if the security is a trust preferred security, it must have been issued by an underlying trust whose related underlying issuer either (x) has a public financial strength rating of at least “CCC+” from S&P) or (y) has been reviewed by S&P and assigned a credit estimate of at least “CCC+” by S&P; provided, in each case, that the aggregate par amount of Collateral Debt Securities issued by such issuer does not exceed $25,000,000 except that up to five such Collateral Debt Securities, as approved on a case-by-case basis by MLI, issued by such issuer may have an aggregate par amount of up to $37,500,000;

2.	is not a Defaulted Security;

3.	provides for a fixed amount of principal to be payable at maturity;

4.	is not a revolving security; and

5.	is pre-screened for inclusion in a CDO by S&P, MLI and Taberna; and

6.	would not result in the aggregate par amount of Collateral Debt Securities of a single issuer exceeding $25,000,000 except that up to five such Collateral Debt Securities, as approved on a case-by-case basis by MLI, issued by such issuer may have an aggregate par amount of up to $37,500,000.

The foregoing requirements specified in clauses (1) through (6) above shall constitute the “Eligibility Criteria”; provided, that, in determining whether a Collateral Debt Security meets the Eligibility Criteria, (a) MLI shall be entitled to rely upon information pertinent to the Eligibility Criteria provided to MLI by Taberna in connection with the proposed acquisition of such Collateral Debt Security and (b) Taberna shall be entitled to rely upon MLI for information relating to any investment criteria established by the Rating Agencies as applicable to the Transaction.